Exhibit 99.1

BLACKROCK TCP CAPITAL CORP. AND BLACKROCK CAPITAL INVESTMENT CORPORATION ANNOUNCE MERGER AGREEMENT

SANTA MONICA, Calif. / NEW YORK, NY, September 6, 2023 - BlackRock TCP Capital Corp. (“TCPC”) (NASDAQ: TCPC) and BlackRock Capital Investment Corporation (“BCIC”) (NASDAQ: BKCC) today announced that they have entered into a definitive agreement pursuant to which BCIC will merge with and into a wholly owned, indirect subsidiary of TCPC, subject to shareholder approval and customary closing conditions. Following the merger, TCPC will continue to trade on the Nasdaq Global Select Market under the ticker symbol “TCPC” and the surviving entity will continue as a subsidiary of TCPC.

In connection with and in support of the transaction, TCPC’s advisor, a wholly-owned, indirect subsidiary of BlackRock, Inc., has agreed to the following shareholder-friendly actions: (1) a reduction in the base management fee rate from 1.50% to 1.25% on assets equal to or below 200% of the net asset value of TCPC (for the avoidance of doubt, the base management fee rate on assets that exceed 200% of the net asset value of TCPC would remain 1.00%) with no change to the basis of the calculation; (2) a waiver of all or a portion of its advisory fees to the extent the adjusted net investment income of TCPC on a per share basis (determined by dividing the adjusted net investment income of TCPC by the weighted average outstanding shares of TCPC during the relevant quarter) is less than $0.32 per share in any of the first four (4) fiscal quarters ending after the closing of the transaction (the first of which will be the quarter in which the closing occurs unless it is the last day of the quarter) to the extent there are sufficient advisory fees to cover such deficit; and (3) coverage of 50% of merger transaction costs for both TCPC and BCIC, up to a combined cap of $6 million (or, if closing of the transaction does not occur because the requisite approval of TCPC or BCIC shareholders was not obtained, up to a combined cap of $3 million).

Rajneesh Vig, Co-Head of US Private Capital (“USPC”) for BlackRock, and Chairman and CEO of BlackRock TCP Capital Corp., said “We are very excited to announce the transaction between BlackRock TCP Capital Corp. and BlackRock Capital Investment Corporation. This is an opportune time to combine our companies. With BCIC having successfully transformed its portfolio, our investment portfolios are now closely aligned. We believe this transaction positions the combined companies for sustained growth and will create meaningful value for the shareholders of both companies. As a larger BDC post-merger, we expect to benefit from better and more efficient access to capital, improved trading dynamics and combined operating efficiencies.”

James Keenan, Chief Investment Officer and Global Head of Private Debt for BlackRock, and Interim CEO of BlackRock Capital Investment Corporation, said “This transaction continues our commitment to build a best-in-class platform that offers clients products and solutions to capitalize on the expanding opportunities in private debt. Over the past 20 years, BlackRock has built leading private debt capabilities to help our clients achieve their investment objectives by aligning our proven investment excellence with long-term market opportunities. This merger is a strategic next step in the growth and evolution of our business development company platform, which is an important part of our Global Private Debt business.”

Under the terms of the proposed merger agreement, in connection with the merger of BCIC into an indirect, wholly-owned subsidiary of TCPC, BCIC shareholders will receive newly issued shares of TCPC common stock based on the ratio (the “Exchange Ratio”) of the BCIC Net Asset Value (“NAV”) per share divided by the TCPC NAV per share, each determined shortly before closing. The Exchange Ratio will result in an ownership split of the combined company based on the proportional NAVs of TCPC and BCIC.

Key Transaction Highlights

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Enhanced scale – The combined company will have enhanced scale and a larger asset base, including total assets of approximately $2.4 billion, and net assets of approximately $1.1 billion, based on June 30, 2023 financials.

•	Improved access to capital – As a larger entity, the combined company is expected to have better access to capital, including the potential to access debt financing on more favorable terms.

•	Operating synergies – The merger is expected to drive meaningful operating synergies via the elimination or reduction of redundant expenses.

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Investor-aligned fee structure – Upon the completion of the merger, the advisor has agreed to reduce the base management fee rate from 1.50% to 1.25% on assets equal to or below 200% of the net asset value of TCPC with no change to the basis of the calculation. Additionally, TCPC’s 17.5% incentive fee will continue to be subject to a cumulative 7% total return hurdle.

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Accretive to NII – The merger is expected to drive accretion of net investment income over time through reduced management fees, lower combined operating expenses and opportunities to grow the portfolio through combined leverage capacity.

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Diversified portfolio with significant overlap – With 87% of BCIC’s portfolio overlapping with the TCPC portfolio and 68% of TCPC’s portfolio overlapping with the BCIC portfolio, in each case based on fair market value as of June 30, 2023, the combined portfolio is expected to be substantially similar, emphasizing portfolio diversity, income-generation and seniority in the capital structure. On a pro-forma basis, as of June 30, 2023, the combined company had investments in 156 portfolio companies, 90% of which were in senior secured debt.

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Experienced direct lending team – BlackRock’s USPC team, with more than 23 years’ experience in direct lending across multiple market cycles, will continue to manage the combined company’s portfolio and investments post-merger, as they have been doing for both companies on a standalone basis.

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Positioned for enhanced growth and returns – This transaction positions the combined company to better capitalize on the current lender-friendly investment environment to originate new loans with attractive spreads and lender protections.

Prior to the anticipated closing, each of TCPC and BCIC currently intends to maintain its usual course of declaring and paying quarterly dividends and, to the extent necessary, will declare any special distributions required to distribute sufficient taxable income to continue to comply with its regulated investment company status.

The combined company will continue to be externally managed by its advisor, a wholly-owned, indirect subsidiary of BlackRock, Inc.

Consummation of the proposed merger is subject to TCPC and BCIC shareholder approvals, HSR Act approval and satisfaction of other customary closing conditions. Assuming satisfaction of these conditions, the transaction is expected to close in the first quarter of 2024.

Houlihan Lokey Capital, Inc. served as financial advisor and Dechert LLP as the legal counsel to the special committee of TCPC. Keefe, Bruyette & Woods, a Stifel Company, served as financial advisor and Vedder Price P.C. served as the legal counsel to the special committee of BCIC. Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to the advisors of TCPC and BCIC.

Conference Call

BlackRock TCP Capital Corp. and BlackRock Capital Investment Corporation will host a conference call at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) on Thursday, September 7, 2023, to discuss the transaction.

All interested parties are invited to participate in the conference call by dialing (833) 470-1428 international callers should dial (404) 975-4839. All participants should reference the access code 403292. The conference call will be webcast simultaneously in the investor relations sections of TCPC’s and BCIC’s websites at http://investors.tcpcapital.com and https://www.blackrockbkcc.com/investors.

A joint investor presentation containing a discussion of this transaction will be referenced on the conference call and has been posted to the investor relations section of the TCPC and BCIC websites and filed with the Securities and Exchange Commission (the “SEC”).

An archived replay of the call will be available approximately two hours after the live call, through September 14, 2023. For the replay, please visit https://investors.tcpcapital.com/events-and-presentations or https://www.blackrockbkcc.com/investors/news-and-events/webcasts-and-events or dial (866) 813-9403. For international replay, please dial (929) 458-6194. For all replays, please reference access code 125467.

ABOUT BLACKROCK TCP CAPITAL CORP.

BlackRock TCP Capital Corp. (NASDAQ: TCPC) is a specialty finance company focused on direct lending to middle-market companies as well as small businesses. TCPC lends primarily to companies with established market positions, strong regional or national operations, differentiated products and services and sustainable competitive advantages, investing across industries in which it has significant knowledge and expertise. TCPC’s investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. TCPC is a publicly-traded business development company, or BDC, regulated under the Investment Company Act of 1940 and is externally managed by its advisor, a wholly-owned, indirect subsidiary of BlackRock, Inc. For more information, visit www.tcpcapital.com.

ABOUT BLACKROCK CAPITAL INVESTMENT CORPORATION

Formed in 2005, BlackRock Capital Investment Corporation (NASDAQ: BKCC) is a business development company that provides debt and equity capital to middle-market companies.

BCIC’s investment objective is to generate both current income and capital appreciation through debt and equity investments. BCIC invests primarily in middle-market companies in the form of senior debt securities and loans, and the investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component. BCIC is a publicly-traded BDC, regulated under the Investment Company Act of 1940 and is externally managed by its advisor, a wholly-owned, indirect subsidiary of BlackRock, Inc. For more information, visit www.blackrockbkcc.com.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition of BCIC or TCPC or the merger of BCIC with and into a wholly owned, indirect subsidiary of TCPC (the “Merger”). The forward-looking statements may include statements as to: future operating results of BCIC and TCPC and distribution projections; business prospects of BCIC and TCPC and the prospects of their portfolio companies; and the impact of the investments that BCIC and TCPC expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the timing or likelihood of the Merger closing; (ii) the expected synergies and savings associated with the Merger; (iii) the ability to realize the anticipated benefits of the Merger, including the expected accretion to net investment income and the elimination or reduction of certain expenses and costs due to the Merger; (iv) the percentage of BCIC and TCPC stockholders voting in favor of the proposals submitted for their approval; (v) the possibility that competing offers or acquisition proposals will be made; (vi) the possibility that any or all of the various conditions to the consummation of the Merger may not be satisfied or waived; (vii) risks related to diverting management’s attention from ongoing business operations; (viii) the risk that stockholder litigation in connection with the Merger may result in significant costs of defense and liability; (ix) changes in the economy, financial markets and political environment, including the impacts of inflation and rising interest rates; (x) risks associated with possible disruption in the operations of BCIC and TCPC or the economy generally due to terrorism, war or other geopolitical conflict (including the current conflict between Russia and Ukraine), natural disasters or public health crises and epidemics; (xi) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (xii) conditions in BCIC’s and TCPC’s operating areas, particularly with respect to business development companies or regulated investment companies; and (xiii) other considerations that may be disclosed from time to time in BCIC’s and TCPC’s publicly disseminated documents and filings. BCIC and TCPC have based the forward-looking statements included in this press release on information available to them on the date hereof, and they assume no obligation to update any such forward-looking statements. Although BCIC and TCPC undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that BCIC and TCPC in the future may file with the SEC, including the Joint Proxy Statement and the Registration Statement (each as defined below), annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Merger, BCIC and TCPC plan to file with the SEC and mail to their respective stockholders a joint proxy statement on Schedule 14A (the “Joint Proxy Statement”), and TCPC plans to file with the SEC a registration statement on Form N-14 (the “Registration Statement”) that will include the Joint Proxy Statement and a prospectus of TCPC. The Joint Proxy Statement and the Registration Statement will each contain important information about BCIC, TCPC, the Merger and related matters. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. STOCKHOLDERS OF BCIC AND TCPC ARE URGED TO READ THE JOINT PROXY STATEMENT AND REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BCIC, TCPC, THE MERGER AND RELATED MATTERS.

Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s website, http://www.sec.gov and, for documents filed by TCPC, from TCPC’s website at http://www.tcpcapital.com and, for documents filed by BCIC, from BCIC’s website at http://www.blackrockbkcc.com.

PARTICIPANTS IN THE SOLICITATION

BCIC, its directors, certain of its executive officers and certain employees and officers of BlackRock Capital Investment Advisors, LLC and its affiliates may be deemed to be participants in the solicitation of proxies in connection with the Merger. Information about the directors and executive officers of BCIC is set forth in its proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on March 15, 2023. TCPC, its directors, certain of its executive officers and certain employees and officers of Tennenbaum Capital Partners, LLC and its affiliates may be deemed to be participants in the solicitation of proxies in connection with the Merger. Information about the directors and executive officers of TCPC is set forth in its proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 6, 2023. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the BCIC and TCPC stockholders in connection with the Merger will be contained in the Joint Proxy Statement when such document becomes available. These documents may be obtained free of charge from the sources indicated above.

NO OFFER OR SOLICITATION

This press release is not, and under no circumstances is it to be construed as, a prospectus or an advertisement and the communication of this press release, and under no circumstances is it to be construed as, an offer to sell or a solicitation of an offer to purchase any securities in BCIC, TCPC or in any fund or other investment vehicle managed by BlackRock or any of its affiliates.

CONTACTS

BlackRock TCP Capital Corp.
Katie McGlynn
310.566.1094
investor.relations@tcpcapital.com

BlackRock Capital Investment Corporation
Nik Singhal
212.810.5427

Press:
Christopher Beattie
646.231.8518

SOURCE: BlackRock TCP Capital Corp.; BlackRock Capital Investment Corporation